Putnam Growth Fund, October 31, 2004,


Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management
has assumed $103 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.